Exhibit 10.15

EMPLOYEE ADMINISTRATION AGREEMENT

This EMPLOYEE ADMINISTRATION AGREEMENT (“Agreement”), by and among AMERICAN HOMES 4 RENT, LLC, a Delaware limited liability company (“AH LLC”), AMERICAN HOMES 4 RENT, a Maryland real estate investment trust (the “Company”), American Homes 4 Rent, L.P. (the “Operating Partnership”), American Homes 4 Rent Advisor, LLC (the “Advisor”), American Homes 4 Rent Management Holdings, LLC (the “Property Manager”), and MALIBU MANAGEMENT, INC., a California corporation (“MMI”), is effective on the date of the closing of the transactions contemplated by that certain Contribution Agreement, executed as of May 28, 2013, by and among AH LLC, the Company and the Operating Partnership (the “Contribution Agreement” and the date of such closing, the “Effective Date”). AH LLC, the Company, the Operating Partnership, the Advisor, the Property Manager and MMI are sometimes referred to in this Agreement as a “Party” or collectively as the “Parties.”

WHEREAS, pursuant to that certain Management Services Agreement, dated as of January 3, 2012, by and between AH LLC and MMI (the “Management Services Agreement”), MMI provides certain management services to AH LLC and its Affiliates (as defined in the Management Services Agreement) in exchange for payment for such services; and

WHEREAS, pursuant to the Contribution Agreement, AH LLC has agreed to enter into this Agreement (i) to cause the Employees (as defined below) to become dedicated to providing services to the Advisor or the Property Manager on a direct, pass-through basis; and (ii) to provide that MMI will continue to employ the Employees on or after the Effective Date for the benefit of the Advisor and the Property Manager under the direction of the Company, the Operating Partnership, the Advisor and/or the Property Manager, for the term of this Agreement, and to have MMI continue to provide employee benefit plans, programs and arrangements as described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Management Services Agreement. The Parties hereby agree to waive Section 6.3 of the Management Services Agreement as next described in this section. From and after the effective date of the Management Services Agreement, insofar as the Employees (as defined below), have provided or are providing services to AH LLC and the Company pursuant to the Management Services Agreement or this Agreement, those Employees who are designated as officers of AH LLC or the Company will (i) be considered as employees, representatives or agents of AH LLC or the Company, as applicable; (ii) have the authority to make any agreement or commitment for AH LLC or the Company, as applicable, or to incur liability or obligation in AH LLC’s or the Company’s name, as applicable, on its behalf; or (iii) be able to represent to third parties that they have the right to bind AH LLC or the Company, as applicable. Each of the Parties further agrees, on behalf of itself and its successors, assigns, subsidiaries and affiliates and all of its respective directors, members, trustees, officers, partners, employees and/or agents to release and discharge the other Parties, including without limitation on behalf of itself and its successors, assigns, subsidiaries and affiliates and all of its respective directors, members, trustees, officers, partners, employees, and/or agents, from any and all claims, demands, damages, actions or causes of action, known or unknown, at law or in equity, which the Parties may have had, may now have, or may hereafter have related to, arising from or as a result of Section 6.3, provided that the Employees, have provided or are providing services to AH LLC and the Company pursuant to the Management Services Agreement or this Agreement. References to AH LLC and the Company in this section include references to such entities’ affiliates.

2. Employee Services.

2.1 On the terms and conditions set forth in this Agreement, MMI agrees to cause those individuals who, immediately prior to the Effective Date, provide services to the Advisor or the Property Manager (the “Employees”) to become fully dedicated to the Company, the Operating Partnership, the Advisor or the Property Manager, as applicable, and to perform, on a full time basis, such duties and services as the Company, the Operating Partnership, the Advisor or the Property Manager will assign to the Employees from time to time. MMI may not cause or direct any Employee to provide services to any entity other than the Company, the Operating Partnership, the Advisor or the Property Manager.

2.2 Each Employee will remain an employee of MMI for purposes of benefits and payroll taxes at all times during the period of his or her assignment with the Company, the Operating Partnership, the Advisor or the Property Manager under this Agreement; provided that the Company will have the right and responsibility to direct and control the day-to-day activities of each Employee during the period of such Employee’s assignment with the Company, the Operating Partnership, the Advisor or the Property Manager under this Agreement. MMI may not reprimand or discipline any Employee, unless such action is undertaken at the direction of the Company, and, if so directed, MMI shall deliver the reprimand or disciplinary action determined by the Company.

2.3 The Company shall have the exclusive right to determine (i) the level and amount of cash wages payable to the Employees, and (ii) the paid-time-off and other workplace policies. For purposes of Section 2.3(ii), the paid-time-off and workplace policies shall be those as described in the employee handbook in effect as of the date of signing of the Contribution Agreement (and provided to the Company in connection therewith).

2.4 MMI will make hiring decisions with respect to the Employees; provided that MMI will not hire new persons who would be Employees without the prior consent of the Company and will make all reasonable efforts to accommodate those Parties reasonable requests in this regard. The Company will direct MMI as to the hiring needs of the Company, the Operating Partnership, the Advisor and the Property Manager, and MMI will follow through with hiring pursuant to such direction. New personnel hired as described in this section become “Employees” under this Agreement.

3. Term and Termination.

3.1 Term. Unless earlier terminated pursuant to Section 3.3, the term of this Agreement will begin on the Effective Date and will end on December 31, 2013, unless the Parties agree in writing to extend the termination date of this Agreement (the “Term”).

3.2 Termination of an Employee’s Assignment. MMI may not terminate the assignment of any Employee to the Company, the Operating Partnership, the Advisor or the Property Manager without the Company’s prior consent. The Company will have the right to terminate the assignment of any Employee for any reason or no reason by delivery of notice of such termination to MMI as soon as practicable prior to the desired termination date. Upon receipt of such request, MMI will either (i) terminate such Employee’s employment with MMI as soon as practicable after receipt of such request, or (ii) terminate this Agreement promptly with regard to such Employee and continue to employ such Employee as it chooses in another MMI entity. If an Employee dies or becomes incapacitated or disabled as defined in MMI’s employment policies or benefit plans, then such Employee’s assignment with the Advisor or the Property Manager will terminate.

3.3 Termination of this Agreement.

3.3.1 The Company may terminate this Agreement upon the failure of MMI, and MMI may terminate this Agreement upon the failure of the Company, to perform any material obligation under this Agreement where such failure continues for a period of 30 days after receipt of written notice given by the complaining party of the failure. The termination will be effective 30 days after written notice of termination is provided.

3.3.2 MMI agrees to permit the Employees to become common law employees of the Company or an affiliate of the Company immediately following the last day of the Term. Upon termination, the Parties will work together to coordinate a transition of the MMI Services (as defined below) under this Agreement.

4. Payment for MMI Services. For the performance of the MMI Services and only with respect to the Employees, the Company will pay or reimburse MMI as follows:

4.1 The Company will reimburse MMI for all payments that MMI makes to the Employees, including wages, salaries, other compensation (including employer contributions to any retirement plan), payments for leave balances, severance and/or non-competition expenses, and expense reimbursements.

4.2 The Company will reimburse MMI for all payments that MMI makes on behalf of the Employees, including all federal, state and local payroll taxes withheld from compensation paid to the Employees and all unemployment compensation taxes, Federal Social Security taxes (FICA) and other employment taxes (both employer and employee taxes), provided, that nothing in this Section 4.2 shall result in the duplication of a reimbursement made under Section 4.1.

4.3 The Company will reimburse MMI for all insurance premiums and related payments that MMI makes in connection with the Employees, including premiums to secure workers’ compensation insurance and liability/loss insurance and premiums related to the benefit plans offered.

4.4 The Company will reimburse MMI for all reasonable expenses that MMI incurs and pays in connection with its performance of the MMI Services.

4.5 Unless the Parties agree otherwise, MMI will bill the Company on a monthly basis, and the Company will pay MMI in full within 15 days of receiving such invoice.

5. MMI Services. MMI will provide the following services during the Term with respect to the Employees (the “MMI Services”):

5.1 Payroll Services.

5.1.1 MMI will process and pay wages, salary, and compensation to the Employees. MMI will also pay severance and non-competition payments, if any, due the Employees after termination of employment. Payment will be made from MMI’s own accounts and will be based on hours worked, attendance, wage/salary rates, and other information provided by the Company.

5.1.2 MMI will serve as the W-2 employer of the Employees, and it will collect, report, and pay all applicable federal, state, and local payroll taxes from its own accounts, including income taxes, unemployment compensation taxes, FICA and other employment taxes, and including both employer and employee taxes. MMI will prepare, file and deliver all necessary reports and forms associated with such taxes.

5.1.3 MMI will track and calculate any paid leave balances of the Employees and will pay out (from its own accounts) any paid leave balances that are required to be paid.

5.1.4 MMI will administer and process the business expenses submitted by the Employees, and it will reimburse the Employees out of its own accounts for business expenses properly incurred.

5.1.5 MMI will complete, report, and maintain payroll records and information, including actual hours worked, in a form consistent with applicable legal requirements, which will be based on information provided by the Company.

5.2 Services at the Time of Hire.

5.2.1 MMI will conduct a background check on each Employee at the time of hire and at any other time upon agreement of the Parties.

5.2.2 MMI will collect from each Employee at the time of hire the standard personal information collected by employers. MMI will ensure that each Employee at the time of hire completes an I-9 form, a W-4 form, and other forms that a new hire must complete. With respect to each Employee hired, MMI will prepare and make any reports required by applicable law, such as reports to applicable federal and state new hire reporting centers.

5.2.3 MMI will ensure that each Employee at the time of hire: (i) receives, signs, and executes any and all applicable offer letters, employment agreements, and other agreements; and (ii) receives and acknowledges the employee handbook and all other applicable Company policies.

5.3 Insurance Coverage. MMI will obtain and carry workers’ compensation insurance and liability/loss insurance for any acts or activities of the Employees, and MMI will participate in unemployment insurance programs. Coverage will meet the standards required by applicable law. The Company will be named as an “alternate employer” solely for the purposes of insurance coverage.

5.4 Benefit Plans. MMI will continue to sponsor, administer, and make available to the Employees those employee benefit plans, programs and arrangements that are in effect as of the Effective Date. No amendments may be made to such plans, programs or arrangements without the written consent of the Company. MMI will administer COBRA and any other insurance or benefit continuation programs for which any Employee may become eligible.

5.5 Additional Services. MMI will provide such additional human resources services relating to the Employees as may be necessary or standard, such as ensuring their receipt and completion of forms and agreements, maintaining up-to-date information regarding them, and preparing and filing necessary forms regarding them (such as EEO-1 forms). In addition, MMI will maintain personnel files regarding each Employee for the benefit and use of both MMI and the Company.

5.6 List of Services Not Exhaustive. The list of services in this section is not an exhaustive list of the MMI Services to be provided by MMI. The MMI Services will also include those responsibilities that MMI may have as a matter of law, any services identified elsewhere in this Agreement, and any additional responsibilities and services agreed to by the Parties or that MMI performs as a matter of course.

6. Responsibilities of the Company. During the Term, the Company will assist MMI as described in this section so that it may perform the MMI Services.

6.1 The Company will provide all necessary compensation information to MMI, including wage and salary rates, hours worked, attendance, and other information. Nothing in this Agreement precludes the Company from paying compensation directly to the Employees, but if it does so, it will coordinate such payments with MMI.

6.2 The Company will provide any additional information regarding the Employees, as needed, to MMI, and it will provide such other cooperation to MMI as is necessary so that MMI can perform the MMI Services.

6.3 The Company, the Operating Partnership, the Advisor or the Property Manager will immediately notify MMI of any accident, injury, or illness suffered by an Employee in the workplace or during working hours.

7. No Contract of Employment. The provision of the Employees to the Company will not be deemed or construed to be an express or implied contract of employment by the Company or MMI with any Employee, nor will such arrangement alter in any way the terms and conditions of the Employees’ employment by MMI, including MMI’s employment-at-will policy. Nothing in this Agreement will prohibit any of the Company, MMI, or an Employee, for any reason, at any time, from terminating employment of such Employee.

8. Confidentiality. The Company will treat all personnel information provided by MMI, its employees and agents to the Company in connection with providing the MMI Services under this Agreement as confidential and will take all reasonable action to maintain such confidentiality. MMI will treat all personnel information provided by the Company and its employees and agents to MMI in connection with the Employees under this Agreement as confidential and will take all reasonable action to maintain such confidentiality.

9. Indemnification and Liability.

9.1 Indemnification.

9.1.1 MMI will indemnify and hold the Company, the Operating Partnership, the Advisor and the Property Manager harmless from any liabilities, claims or demands (including costs, expenses, court costs and reasonable attorneys’ fees on account thereof) made against the Company, the Operating Partnership, the Advisor or the Property Manager by any Employee, governmental agency, or other person or entity relating to MMI’s provision of or failure to provide the MMI Services, including, without limitation, any claims relating to: (i) wages, salary, overtime, leave, benefits, or compensation due; (ii) payroll payments required under this Agreement; (iii) payment, withholding, or reporting of federal, state or local employment taxes; (iv) compliance with any applicable federal, state and local laws regarding employment taxes, workers’ compensation, unemployment compensation; (v) the benefit plans made available by MMI; (vi) the failure of MMI to comply with any terms of this Agreement.

9.1.2 The Company will indemnify and hold MMI harmless from any liabilities, claims or demands (including costs, expenses, court costs and reasonable attorneys’ fees on account thereof) made against MMI by any Employee, governmental agency, or other person or entity relating to: (i) any act or omission by an Employee taken at the direction of the Company, the Operating Partnership, the Advisor or the Property Manager and in accordance with his or her duties on behalf of the Company, the Operating Partnership, the Advisor or the Property Manager; or (ii) the failure of the Company to comply with any terms of this Agreement.

9.1.3 In the event a claim is filed against the Company for which MMI may be liable for indemnification or against MMI for which the Company may be liable for indemnification under the terms of Section 9.1, the Party receiving the claim will promptly notify the other Party of such claim.

9.2 Liability as Between AH LLC and the Company.

9.2.1 AH LLC will remain solely responsible for any and all liabilities in respect of the Employees and their beneficiaries and dependents relating to or arising in connection with or as a result of (i) the employment or termination of employment of any Employee by AH LLC, the Advisor or the Property Manager prior to the Effective Date (including in connection with the consummation of the transactions contemplated by the Contribution Agreement); (ii) the participation in, or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any employee or retiree benefit or compensation plan, program, practice, policy, agreement or arrangement of AH LLC, the Advisor or the Property Manager relating to periods prior to the Effective Date; or (iii) accrued but unpaid salaries, wages, bonuses, severance payments, incentive compensation, vacation or sick pay, or other compensation or payroll items (including deferred compensation) relating to periods prior to the Effective Date.

9.2.2 After the Effective Date, AH LLC will continue to be responsible for any and all liabilities to or in respect of the Employees, relating to or arising in connection with any and all claims for workers’ compensation benefits arising in connection with any occupational injury or disease occurring prior to the Effective Date to the extent AH LLC on the Effective Date was responsible for claims in accordance with the plans in effect on the Effective Date. After the Effective Date, AH LLC will continue to be responsible for any and all liabilities to or in respect of the Employees relating to or arising in connection with any and all claims for short-term or long-term disability benefits arising in connection with any injury or disease occurring or existing on or prior to the Effective Date whether reporting before or after the Effective Date to the extent AH LLC on the Effective Date was responsible for claims in accordance with the plans as in effect on the Effective Date.

10. Audit. The Company will have the right, at its expense, to have an auditor examine MMI’s books and records relating to the determination of the expenses subject to reimbursement under this Agreement; provided that such auditor will report to the Company only as to whether the expenses to be reimbursed under this Agreement are with respect to a valid claim and are determined in a manner consistent with this Agreement. Notwithstanding the foregoing, the auditor may determine the proper amount of any expense to be reimbursed under this Agreement.

11. Survival. The Parties’ respective obligations in Sections 4 (to the extent that payments that became due during the Term or for MMI Services rendered during the Term), 8 and 9 survive the end of the Term.

12. Miscellaneous.

12.1 Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or sent by registered or certified mail (return receipt requested) or by overnight delivery (with evidence of delivery and postage and other fees prepaid) as follows:

If to MMI:	Malibu Management, Inc. 22917 Pacific Coast Highway, Suite 300 Malibu, CA 90265 Attention: President

If to AH LLC:	American Homes 4 Rent, LLC 22917 Pacific Coast Highway, Suite 300 Malibu, CA 90265 Attention: President

If to the Company, the Operating Partnership, the Advisor or the Property Manager:	American Homes 4 Rent 22917 Pacific Coast Highway, Suite 300 Malibu, CA 90265 Attention: Chief Legal Officer

With a copy to:	Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, DC 20004 Attention: James E. Showen

12.2 Assignment; Successors in Interest. No assignment or transfer by any Party of its rights or obligations under this Agreement will be made except with the prior written consent of the other Party. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

12.3 Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender will include all genders, the plural will include the singular, and singular will include the plural. Unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement. The words “include,” “includes” and “including” when used in this Agreement will be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Sections will be deemed references to Sections of this Agreement. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a business day will be automatically extended to the next succeeding business day. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration will be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

12.4 Captions. The titles and captions contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

12.5 Controlling Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of California without reference to its choice of law rules.

12.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law that renders any such provision prohibited or unenforceable in any respect.

12.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, with the same force and effect as if the signatures to this Agreement were upon the same instrument.

12.8 Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person being deemed a third party beneficiary of this Agreement, including any Employee.

12.9 Integration. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all negotiations, agreements and understandings of the Parties with respect to the subject matter of this Agreement (including, without limitation, the Management Services Agreement).

12.10 Transaction Costs. Except to the extent otherwise specifically contemplated in this Agreement, each Party will pay its own fees, costs and expenses incurred in connection with this Agreement, including the fees, costs and expenses of its financial advisors, accountants, and counsel.

12.11 Amendments; Waivers.

12.11.1 Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by each Party; and (ii) in the case of a waiver, by the Party against whom the waiver is to be effective.

12.11.2 No failure or delay by either Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege nor will any single or partial exercise o preclude any other or further exercise of such right power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement will be cumulative and not exclusive of any rights or remedies provided by applicable law.

12.11.3 Independent Contractor. The relationship between the Parties under this Agreement will be solely that MMI is an independent contractor for the Company, and nothing in this Agreement will be deemed to create any relationship of agency, employment, partnership or joint venture between the Company and MMI.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the Effective Date.

AMERICAN HOMES 4 RENT

By:	/s/ Matthew J. Hart
Name:	Matthew J. Hart
Title:	Chairman of the Special Committee of the Board of Trustees

AMERICAN HOMES 4 RENT, L.P. By: AMERICAN HOMES 4 RENT, its General Partner

	By:	/s/ Matthew J. Hart
	Name:	Matthew J. Hart
	Title:	Chairman of the Special Committee of the Board of Trustees

AMERICAN HOMES 4 RENT ADVISOR, LLC

By:	/s/ Sara Vogt-Lowell
Name:	Sara Vogt-Lowell
Title:	Senior Vice President

AMERICAN HOMES 4 RENT MANAGEMENT HOLDINGS, LLC

By:	/s/ Sara Vogt-Lowell
Name:	Sara Vogt-Lowell
Title:	Senior Vice President

MALIBU MANAGEMENT, INC.

By:	/s/ Marvin Lotz
Name:	Marvin Lotz
Title:	Vice President

AMERICAN HOMES 4 RENT, LLC

By:	/s/ Sara Vogt-Lowell
Name:	Sara Vogt-Lowell
Title:	Senior Vice President

[Signature Page to Employee Administration Agreement]